UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

 Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

AstroNova, Inc.

(Name of Registrant as Specified in Its Charter)

Samir Patel

Askeladden Capital Management LLC

Jeff Sands

Shawn Kravetz

Ryan Oviatt

Boyd Roberts

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

(Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Samir Patel and Askeladden Capital Management LLC issued the following news release containing an open letter to AstroNova shareholders:

Glass Lewis Endorses All Five Askeladden Nominees; Askeladden Comments on Resignation of CEO Greg Woods

Glass Lewis recommends FOR all five Askeladden Nominees, citing “detailed, coherent, and realistic strategy” and “well-rounded skills and expertise”

Glass Lewis believes “all directors who served at the time of the MTEX acquisition… should be replaced”

AstroNova shares initially soar over 25% (as of 2 PM ET) on news of CEO Greg Woods’ resignation, validating Askeladden’s analysis

Askeladden proposes immediate and constructive resolution of the proxy contest

FORT WORTH, TX / ACCESS Newswire / June 30, 2025 /

Dear AstroNova shareholders:

We are pleased to announce that leading independent proxy advisory firm Glass Lewis Inc. has concluded that there is a compelling case for change at AstroNova and recommended AstroNova shareholders vote for all five Askeladden nominees on the GOLD card. We also comment on CEO Greg Woods’ resignation in light of these and other recent developments, and announce our intention to propose a settlement offer to the Board.

Glass Lewis Endorses Askeladden

Glass Lewis completely endorsed Askeladden’s case for change. Glass Lewis* concludes “AstroNova’s TSR [total shareholder return] compared to all peers…suffered the largest value destruction, by a significant margin, over the 1-year period, directly correlating with the Company’s acquisition of MTEX.”

Consequently, GL recommends “all directors who served at the time of the MTEX acquisition…should be replaced, as they should be held accountable for inadequate due diligence, failure to timely identify operational and cultural issues, meaningful destruction of shareholder value, and poor board oversight.”

Glass Lewis also agrees with Askeladden’s plan for the company: “we are convinced that such plan encompasses a detailed, coherent, and realistic strategy to improve the Company's financial and operational situation going forward, also demonstrating the Dissident's thorough understanding of the Company's current weaknesses as well as the industry's trends and dynamics.”

Finally, Glass Lewis expressed confidence that the Askeladden director candidates can execute that plan: “[W]e are confident the [Askeladden] Nominees will be able to execute the … plan, thanks to their well-rounded set of skills and expertise, including but not limited to M&A and integration, and business turnaround.”

Greg Woods Resigns

ALOT shareholders learned this morning that Greg Woods resigned as CEO and Board member, merely weeks after the Board repeatedly expressed their complete support for Woods and highlighted his knowledge and customer relationships. Board member Darius Nevin will become interim CEO, as the Board undertakes a search for a new CEO. As of roughly 2 PM E.T., AstroNova shares initially soared over 25% from the prior close, as demonstrated in the chart below from Bloomberg (created at 1:44 P.M. ET). We believe this strongly positive market response to Mr. Woods’ resignation validates our published analysis.

Our Interest in Constructive Change

In March, we repeatedly requested the company to work with us privately to address our concerns and forestall the cost and distraction of a proxy contest, yet the company chose to ignore our concerns for nearly three months. Askeladden’s preference has always been to put ALOT shareholders first and resolve the pending proxy contest constructively.

With the shareholder meeting postponed once again, which means even more time, effort, and cost will be expended by both parties if this process continues, we believe a collaborative and amicable resolution is in the best interests of all AstroNova shareholders. By the close of business tomorrow, July 1st, we intend to deliver a concrete proposal to AstroNova’s Board that will protect shareholders’ interests by adding fresh, independent perspectives to the Board, an imperative now endorsed by both ISS and Glass Lewis. We sincerely hope that our next news release can be jointly published with AstroNova, announcing an end to this proxy contest.

We believe that a negotiated settlement will enable AstroNova’s refreshed Board to focus on rapidly restoring and maximizing AstroNova’s shareholder value. The company’s most immediate priority is the search process for a new CEO. We believe independent oversight is critical, and that our extensive research and industry contacts, including multiple C-level print-industry executives, will serve the company well as it works through this process.

We encourage fellow shareholders and interested parties to visit askeladdencapital.com/astronova for additional information including Askeladden’s published analysis and presentation.

Sincerely,

Samir Patel
samir@askeladdencapital.com
(682) 553-8302

This filing, and future filings, will also be made available to shareholders after dissemination on EDGAR via our website: https://www.askeladdencapital.com/astronova/ These documents will also be available at no cost at www.sec.gov.

*Permission to use quotations from the Glass Lewis report was neither sought nor obtained.

Samir Patel, Askeladden Capital Management LLC, Jeff Sands, Shawn Kravetz, Ryan Oviatt and Boyd Roberts (collectively the "Participants") filed a definitive proxy statement and accompanying proxy card with the SEC on May 20, 2025, as amended on May 21, 2025, to be used in soliciting proxies in connection with the 2025 annual meeting of shareholders (the "Annual Meeting") of AstroNova, Inc. (the "Company"). All shareholders of the Company are advised to read the Proxy Statement and other documents related to the solicitation of proxies, each in connection with the Annual Meeting, by the Participants, as they contain important information, including additional information related to the Participants, including a description of their direct or indirect interests by security holdings or otherwise. The Proxy Statement and an accompanying GOLD proxy card will be furnished to some or all of the Company's stockholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov, or by contacting Samir Patel at 1452 Hughes Road, Suite 200 #582, Grapevine, TX, 76051.